Exhibit 10.2

EnVue Medical, Inc. Chairman Agreement

This Chairman Agreement (this “Agreement”) is entered into as of February 2, 2026 (the “Effective Date”), by and between EnVue Medical, Inc., a Delaware corporation (the “Company”), and David Johnson (“Chairman”). The Company and Chairman are referred to herein each individually as a “Party” and collectively as the “Parties.” This Agreement will automatically terminate immediately upon the closing date of that proposed.

The Parties agree as follows:

1. Services. Chairman agrees to act as Chairman of the Company’s Board of Directors (the “Board”), including attending and participating in each Board meeting, and to collaborate and provide advice and assistance to the Company as is mutually agreed by the Parties (collectively, the “Services”).

2. Compensation. In consideration of the Services to be performed by Chairman under this Agreement, the Company will: (i) pay Chairman the flat rate of $10,000 per month (such fee to be prorated in the event the first month or last month of Services provided begins on a date other than the first of the month or ends on a date other than the last day of the month); and (ii) such additional amounts that the Company deems appropriate from time to time in its sole discretion (collectively, the “Chairman Fees”).

3. Equity Grants. As soon as administratively practicable following the Effective Date hereof (and in all events no later than 60 days after the Effective Date), the Company (pursuant to approval of the Board) shall grant Chairman an award of restricted stock units (“RSUs”) that represents, in the aggregate, 3.5% of the Company’s issued and outstanding common stock (“Common Stock”) determined on a fully diluted basis as of the Effective Date (the “Initial Grant”). The Initial Grant shall be subject to the terms and conditions of an award agreement that shall provide, among other things, that (A) 1/3rd of the Initial Grant shall vest on the grant date with the remaining restricted stock units under the Initial Grant vesting 1/3rd on the first annual anniversary of the Effective Date and the remaining 1/3rd vesting on the second annual anniversary of the Effective Date; (B) all unvested RSUs subject to the Initial Grant shall immediately vest on a “change in control” (as defined in the applicable award agreement), or, if earlier, on termination of this Agreement by the Company without Cause (as defined below); and (C) no shares shall be delivered to Chairman with respect to the vested RSUs until the earlier of (i) a change in control or (ii) the date Chairman is no longer a member of the Board. In addition, if at any time within the two year period following the Effective Date, there is a financing or equity issuance (other than in connection with a merger or acquisition) that would have the effect of diluting Chairman’s ownership so that the Initial Grant no longer represents 3.5% of the Company’s issued and outstanding Common Stock, the Company shall immediately grant Chairman an additional grant of RSUs (the “Additional Grant”) so that the Initial Grant and Additional Grant, in the aggregate, represent 3.5% of the Company’s issued and outstanding Common Stock as of the date of grant for the Additional Grant. The Additional Grant shall be subject to the terms and conditions of an award agreement in the same form and containing the same terms as those applicable to the Initial Grant.

4. Expenses. The Company shall reimburse Chairman for reasonable and documented travel and related expenses incurred in the course of performing the Services hereunder, provided, however, that any expenses in excess of $1,000 shall be approved in advance by the Company.

5. Term and Termination. This Agreement shall, unless terminated as hereinafter provided, continue through the one-year anniversary of the Effective Date. Unless Chairman or the Company gives written notice of intent not to renew this Agreement no later than ten days prior to its expiration, this Agreement shall automatically continue in effect for successive additional one-year terms subject to all other terms and conditions contained herein (each one year period referred to herein as a “Term”); provided, however, that this Agreement may be terminated by either Party for any reason upon ten days prior written notice without further obligation or liability. For purposes of this Agreement, “Cause” means a termination of employment because of: (a) Chairman’s failure or refusal to perform the duties of Chairman’s position in a manner causing material detriment to the Company; (b) Chairman’s willful misconduct with regard to the Company or its business, assets or executives (including, without limitation, Chairman’s fraud, embezzlement, intentional misrepresentation, misappropriation, conversion or other act of dishonesty with regard to the Company); (c) Chairman’s commission of an act or acts constituting a felony or any crime involving fraud or dishonesty as determined in good faith by the Company; (d) Chairman’s breach of a fiduciary duty owed to the Company; (e) any material breach of this Agreement or any other agreement with the Company; or (f) any injury, illness or incapacity which shall wholly or continuously disable Chairman from performing the essential functions of Chairman’s position for any successive or intermittent period of at least 12 months. In each such event listed above, if the circumstances are curable, the Company shall give Chairman written notice thereof which shall specify in reasonable detail the circumstances constituting Cause, and there shall be no Cause with respect to any such circumstances if cured by Chairman within 30 days after such notice.

6. Independent Contractor. Chairman’s relationship with the Company will be that of an independent contractor and not that of an employee. Chairman will not be eligible for any employee benefits, nor will the Company make deductions from payments made to Chairman for employment or income taxes, all of which will be Chairman’s responsibility. Chairman agrees to indemnify and hold the Company harmless from any liability for, or assessment of, any such taxes imposed on the Company by relevant taxing authorities. Chairman will have no authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

7. Confidentiality, Non-Solicitation, and Non-Recruitment.

(a) The Company’s Promise to Provide Confidential Information. The Company shall provide Chairman Confidential Information. For purposes of this Agreement, “Confidential Information” includes any trade secrets, or confidential or proprietary information of the Company, including, but not limited to, the following:

(i) Information concerning investors, potential investors, investment strategies, investor information, investment techniques, clients, marketing, business and operational methods of the Company or its Affiliates’ contracts, track record, client lists, personnel information, trade secrets, compensation policies, commitments, procedures, plans, prospects, structure and methods and style of operations, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by the Company;

(ii) Business records, business or financial information, including books and records, product specifications, financial or other data, pricing, business strategies, marketing and promotional and management methods and information;

(iii) Finances, strategies, systems, research, plans, reports, recommendations and conclusions;

(iv) Terms of any investment vehicle or entity, managed account, contemplated investment vehicle or other entity, whether in existence as of the date hereof or hereafter formed controlled, directly or indirectly, or sponsored by the Company or any Affiliate, including without limitation, the identity of the individuals or entities that have made investments and their respective proportionate interests therein;

(v) Deals, investments (actual, proposed or previously contemplated), and any information about (or provided in connection with) any deals or investments of the Company, persons, firms and corporations with whom the Company or any Affiliate of the Company has continuing or periodic investment or business relationships, products developed by the Company, securities positions and current or prospective transactions or business of the Company, any information that pertains or relates to the business and affairs of any other investor, the disclosure of which may reasonably be expected to be harmful to the business or reputation of such investor; and

(vi) Any matter or thing obtained or ascertained by Chairman through Chairman’s association with the Company, the use or disclosure of which might reasonably be construed to be contrary to the best interests of the Company, its owners or employees.

Notwithstanding the foregoing, “Confidential Information” does not include any information which (i) is generally available to and known by the public or becomes generally available to and known by the public (other than as a result of Chairman’s breach of this Agreement or any other agreement or obligation to keep such information confidential); (ii) information that was already known to Chairman at the time of disclosure; and (iii) information that was independently developed by Chairman outside the scope of Chairman’s performance of the Services for the Company or an Affiliate of the Company and without use or reference to the Confidential Information.

(b) Chairman’s Promises Not to Use or Disclose the Confidential Information. In exchange for the Company’s promise to pay the Chairman Fees and to provide Chairman with Confidential Information, Chairman shall not, during the period Chairman is providing the Services under this Agreement or at any time thereafter, disclose to anyone, including, without limitation, any Person, or publish, or use for any purpose, any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or Chairman’s work for the Company; (ii) required by law; or (iii) directed and authorized in writing by the Company. Upon the termination of Chairman’s Services for any reason, Chairman shall immediately return and deliver to the Company any and all Confidential Information, computers, hard-drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in Chairman’s possession, custody or control, whether prepared by Chairman or others. If at any time after termination of this Agreement, for any reason, Chairman determines that he or she has any Confidential Information in its possession or control, Chairman shall immediately return to the Company all such Confidential Information in Chairman’s possession or control, including all copies (electronic or otherwise) and portions thereof. Chairman further agrees that, after Chairman provides all such documents and information to the Company, Chairman will immediately delete and write over any information or documents relating to the Company’s business located on any computer, cellular phone or other digital or electronic device owned by Chairman and, upon request by the Company, Chairman shall provide any such computer, cellular phone or other digital or electronic device to the Company or the Company’s designee for inspection to confirm that such information and documents have been deleted and written over so the information and documents cannot be retrieved.

Notwithstanding any other provision of this Agreement, nothing in this Agreement is intended to interfere with Chairman’s right to (1) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity, (2) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, or (3) testify, assist, or participate in an investigation, hearing or proceeding conducted by any federal or state governmental or law enforcement agency, entity or court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct in this Section 7(b), Chairman may disclose Confidential Information to the extent necessary to such governmental or law enforcement agency, entity or court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct. Further, under 18 United States Code § 1833(b)(1), the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (A) is made: (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

(c) The Restrictive Covenants. In Section 7(a), the Company promised to provide Chairman with Confidential Information. Each Chairman recognizes and agrees that: (i) the Company has devoted a considerable amount of time, effort, and expense to develop its Confidential Information and business goodwill; (ii) the Confidential Information and the Company’s business goodwill are valuable assets to the Company; and (iii) any unauthorized use or disclosure of the Company’s Confidential Information would cause irreparable harm to the Company for which there is no adequate remedy at law, including damage to the Company’s business goodwill. Each Chairman also agrees and acknowledges that the Company is providing Chairman with a Confidential Information pursuant to this Agreement. For these reasons, and the additional consideration set forth in this Agreement, Chairman agrees that to protect the Company’s Confidential Information and business goodwill, it is necessary to enter into the following restrictive covenants. Except as otherwise set forth in this Section 7(c), Chairman, individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, agrees that Chairman shall not, whether directly or indirectly, without the express approval of the Board:

(i) Non-Solicitation. During the period in which Chairman is providing the Services to the Company and for a period of 12 months following the date on which Chairman ceases (for whatever reason) to provide the Services to the Company, solicit business from, attempt to conduct business with, or conduct business with any client, customer, or prospective client or customer of the Company with whom the Company conducted business or solicited within the final 12 months prior to Chairman ceasing to provide the Services to the Company, and who or which: (A) Chairman contacted, called on, serviced, did business with or had significant contact with during the time period Chairman was providing the Services to the Company or that Chairman attempted to contact, call on, service, or do business with during the time period that Chairman was providing the Services to the Company or (B) that Chairman became acquainted with or dealt with, for any reason, as a result of Chairman providing the Services to the Company or about whom or which Chairman received the Company’s Confidential Information. This restriction applies only to business that is in the scope of services or products provided by the Company. For clarity, this Section 7(c)(i) does not prohibit Chairman from working for any Person that has the same investors as the Company or its Affiliates prior to the date Chairman starts working for such Person; provided that Chairman does not violate Chairman’s obligations in Section 7(b) or Section 7(c) of this Agreement.

(ii) Non-Recruitment. During the period in which Chairman is providing the Services and for a period of 12 months following the date on which Chairman ceases (for whatever reason) to provide the Services, hire, solicit for employment, induce or encourage to leave the employment of the Company, or otherwise cease their employment with the Company, on behalf of itself or any other Person, any employee, independent contractor, or any former employee of the Company whose employment ceased less than 12 months earlier.

(d) Remedies. Chairman acknowledges that the purpose of the restrictions contained in this Section 7 are to protect the Company’s legitimate business interests, Company loyalty, relationships between the Company and its clients and customers, Confidential Information, workforce stability, and business goodwill; in view of the nature of the Company’s business, these restrictions are reasonable and necessary to protect these Company interests; and any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach by Chairman of any provision of this Section 7, the Company shall, in addition to any other legal remedies available, be entitled to:

(i) Temporary Restraining Order and Injunctive Relief. A temporary restraining order and injunctive relief restraining Chairman from the commission of any breach of this Section 7, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach. The existence of any claim or cause of action by Chairman against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the restrictive covenants contained in this Section 7 or to injunctive relief.

(ii) Cessation/Recoupment of Chairmans Fees. Following a breach by Chairman of this Section 7, the Company shall cease paying Chairman the Chairman Fees, and Chairman shall immediately pay the Company the amount of any Chairman Fees paid to Chairman during the 12 month period prior to such breach.

(e) Reformation. Chairman and the Company agree that all of the covenants contained in this Section 7 shall survive the termination or expiration of this Agreement, and agree further that in the event any of the covenants contained in this Section 7 shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall have such authority to so reform the covenant and the Parties hereto shall consider such covenant(s) and/or other provisions of this Section 7 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written. Alternatively, at the sole option of the Company, the Company may consider such covenant(s) and/or provisions of this Section 7 to be amended and modified so as to eliminate therefrom the particular area or jurisdiction as to which such covenants are so held void or otherwise unenforceable and, as to all other areas and jurisdictions covered hereunder, the covenants contained herein shall remain in full force and effect as originally written.

(f) Tolling. If Chairman violates any of the restrictions contained in this Section 7, the restrictive period will be suspended and will not run in favor of Chairman until such time that Chairman cures the violation to the satisfaction of the Company.

(h) Definitions. For purposes of this Section 7 and this Agreement, the following terms shall have the following meanings:

(i) “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person, including any partner, member, stockholder, or other equity holder of such Person or manager, director, officer, or employee of such Person, or any fund or other investment vehicle that is controlled or managed by, or under common control or management with (including by affiliated but not identical managing members or general partners), any partner, member, or manager of such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise. The terms “controlling” and “controlled” shall have correlative meanings.

(ii) “Person” means a natural person or any corporation, corporation, partnership, limited partnership, joint venture, unincorporated organization, trust, estate, governmental entity, or other entity.

8. Other Activities. Except as otherwise provided in Section 7, Chairman may engage in or possess interests in other business ventures of every kind and description for Chairman’s own account, including, but not by way of limitation, the ownership or management of other personal or real property, and in so doing Chairman will incur no liability to the Company as a result of engaging in any other business venture. Neither the Company nor Chairman will have any rights by virtue of this Agreement in and to such independent business ventures or to the income or profits derived therefrom.

9. Non-Disparagement. Chairman shall not criticize, ridicule, or make any statement which disparages or is derogatory of the Company, an Affiliate of the Company, any other Chairman of the Company, any owner of the Company or any of their respective managers, officers or service providers. Chairman shall not engage in any form of conduct or make any statements or representations intended to disparage, portray in a negative light, or otherwise impair the reputation, goodwill, or commercial interests of the Company, an Affiliate of the Company, any other Chairman of the Company, or any of their respective managers, officers, or service providers. Likewise, the Company’s Managers shall not criticize, ridicule, or make any statement which disparages Chairman. Nothing in this Section 9 is intended to interfere with Chairman’s rights set forth in Section 7(b).

10. No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Company, nor shall this Agreement grant Chairman any rights in or to the Company’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.

11. Assignment of Inventions. To the extent that, in the course of performing the Services, Chairman jointly or solely conceives, develops, or reduces to practice any inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, Chairman hereby assigns all rights, titles and interest to such inventions to the Company.

12. Duty to Assist. As requested by the Company, Chairman shall take all steps reasonably necessary to assist the Company in obtaining and enforcing in its own name any patent, copyright or other protection which the Company elects to obtain or enforce for its inventions, original works of authorship, developments, concepts, know-how, improvements and trade secrets. Chairman’s obligation to assist the Company in obtaining and enforcing patents, copyrights and other protections shall continue beyond the termination of Chairman’s relationship with the Company, but the Company shall compensate Chairman at a reasonable rate after the termination of such relationship for time actually spent at the Company’s request providing such assistance.

13. No Conflicts. Chairman represents that Chairman’s compliance with the terms of this Agreement and provision of Services hereunder will not violate any duty which Chairman may have to any other person or entity (such as a present or former employer), including obligations concerning providing services to others, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and Chairman agrees that Chairman will not do anything in the performance of Services hereunder that would violate any such duty. In addition, Chairman agrees that, during the term of this Agreement, prior to performing any services for or otherwise participating in a company developing or commercializing new services, methods or devices that may be competitive with the Company, Chairman shall first notify the Company in writing. It is understood that in such event, the Company will review whether Chairman’s activities are consistent with Chairman remaining a member of the Company’s Chairman.

14. Miscellaneous. Any term of this Agreement may be amended or waived only with the written consent of the Parties. This Agreement, including any exhibits hereto, constitutes the sole agreement of the Parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the Party to be notified at such Party’s address or fax number as set forth on the signature page or as subsequently modified by written notice. The Company agrees to indemnify and hold harmless the Chairman pursuant to and as provided in the governing documents of the Company. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Delaware without giving effect to the principles of conflict of laws. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

The Parties have executed this Agreement as of the date first set forth above.

THE COMPANY:

ENVUE MEDICAL, INC., a Delaware corporation

Signature:	/s/ Doron Besser

Printed Name:	Doron Besser

Its:	Chief Executive Officer

The Parties have executed this Agreement as of the date first set forth above.

CHAIRMAN:

Signature:	/s/ David Johnson

Printed Name:	David Johnson

-9-